Exhibit 1.1

BYLAWS OF TELMEX INTERNACIONAL, S.A.B. DE C. V.

ON THE COMPANY

NAME AND ADDRESS

FIRST. The name of the Company is “TELMEX INTERNACIONAL”, that when used shall always be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or the initials “S.A.B. DE C.V.”

SECOND. The Company’s domicile is Mexico City, Federal District. However, it may set up offices, branches or agencies anywhere in the Mexican Republic or abroad. The Company may stipulate conventional addresses in Mexico or abroad, in the contracts or legal actions in which it participates, and this will not be understood to be a change in its corporate address.

ON THE CORPORATE PURPOSE, DURATION,

NATIONALITY AND CAPITAL STOCK

THIRD. The corporate purpose of the Company shall be as follows:

a) To promote, incorporate, organize, exploit, acquire and have an interest in the capital stock or equity of all kinds of Mexican and foreign industrial or commercial companies or any other kind of corporations or civil associations, and also to participate in their administration or liquidation.

b) To acquire under any legal title, stock, interest, participation or equity interest of any kind of business or civil company, whether by participating in its incorporation or by subsequent acquisition, and also to sell, dispose of and trade those stocks, interest, and equity interest including any and all security titles. In addition, pursuant to the general provisions issued by the National Banking and Securities Commission, and provided the stocks have been registered in the National Securities Registry, it may acquire stocks representing the capital stock of the Company, subject to the provisions under these bylaws.

c) To build, install, maintain, operate and exploit public telecommunication networks to provide telecommunication service, provided the Company has the concessions and permits legally required therefor.

d) To acquire direct ownership on real estate, subject to the provisions of Article 27 (twenty-seven) of the Political Constitution of the United Mexican States and the Foreign Investment Law and its Regulations.

e) To lease all kinds of real estate and execute all kinds of legal acts whereby the use or use and benefit of real estate is obtained or granted.

f) To acquire, sell and execute all other legal actions, which objectives are real estate, machinery, equipment and tools that are necessary or convenient to comply with the corporate purpose.

g) To execute all legal actions whose purpose is to obtain credits or rights.

h) To execute all legal actions related to patents, trademarks and trade names.

i) To provide and receive all kinds of technical, scientific and administrative services and assistance.

j) To issue bonds and debentures.

k) To set up branches, agencies and offices in the Mexican Republic or abroad.

l) To act as agent, representative or commission agent for Mexican or foreign individuals or corporations.

m) To lend or borrow money.

n) To accept, subscribe, guarantee and endorse all kinds of credit instruments.

o) To grant all kinds of guarantees, including the establishment of real rights and trust encumbrances that are necessary or advisable to comply with the Company’s corporate purposes.

p) To guarantee, through all legal means, in a free or onerous manner, including the establishment of real rights and trust encumbrances, compliance with third party liabilities be they Mexican or foreign individuals or corporations, and to be joint obligor of third parties be they Mexican or foreign individuals or corporations.

q) To enter all legitimate acts or contracts related to the corporate purposes of a corporation (sociedad anónima).

FOURTH. The duration of the Company shall be ninety-nine (99) years beginning on the date of its incorporation.

FIFTH. This is a Mexican company. Current or future foreign stockholders of the Company officially bind themselves before the Secretary of Foreign Affairs of the United Mexican States, to consider themselves Mexicans in relation to the Company’s stock they acquire or own, or, of the goods, rights and concessions, interest or equity interest they hold in the Company, or of the rights and obligations derived from the contracts entered by the Company and the Mexican authorities. Consequently, the foreign current or future stockholders, bind themselves not to invoke the protection of their governments, subject to the penalty of forfeiting such interest or equity in favor of the United Mexican States, in the event of non-compliance with this agreement.

SIXTH. The capital stock is variable, with a minimum fixed capital stock of P.263,736,357.12 (Two hundred sixty-three million seven hundred thirty-six thousand three hundred fifty-seven and 12/100 Mexican pesos), represented by 8,114,596,082 (eight billion one hundred fourteen million five hundred ninety-six thousand eighty-two) common, nominative, without par value Series “AA” shares; 461,548,312 (four hundred sixty-one million five hundred forty-eight thousand three hundred twelve) common, nominative, without par value Series “A” shares and 23,655,859,470 (twenty-three billion six hundred fifty-five million eight hundred fifty-nine thousand four hundred seventy) nominative, without par value, limited-voting Series “L” shares; all fully subscribed and paid.

The capital stock shall be represented by Series “AA” shares which shall account for not less than 20% (twenty percent) and not more than 51% (fifty-one percent) of the capital stock and they shall represent at all times not less than 51% (fifty-one percent) of the common shares that represent the capital stock. These shall be common, nominative without par value shares which may only be subscribed and acquired by Mexican investors; by Series “A” shares not in excess of 19.6% (nineteen point six percent) of the capital stock and a maximum of 49% (forty-nine percent) of common shares into which the capital stock is divided and which shall be common, nominative, unrestricted shares, and by, unrestricted Series “L” shares with limited voting rights, which together with Series “A” shares may not exceed 80% (eighty percent) of the capital stock.

Every time the capital stock is increased, such increase shall be represented proportionately by Series “AA” subseries, by a Series “A” subseries and by a Series “L” subseries, which shall represent totally and exclusively the pertinent increase. The Company may issue unsubscribed shares of any series comprising the variable portion of the capital stock, to be distributed as the subscription is carried out.

A minimum of 51% (fifty-one percent) of the common shares into which the capital stock is divided, must be subscribed by Mexican investors. These shall be Series “AA” shares. Up to 49% (forty-nine percent) of the remaining shares, represented by Series “A” shares, may be acquired by Mexican investors and by foreign individuals or corporations and economic entities or by Mexican companies with foreign majority capital interest or in which foreigners have the authority, by whatever right, to control the management of the Company.

Series “AA” and “A” common shares jointly may not represent more than 51% (fifty-one percent) of the shares into which the capital stock is divided.

Series “L” shares may be unrestricted and therefore may be acquired by Mexican investors or by foreign individuals or companies and economic entities or by Mexican corporations with foreign held majority capital share, or where foreigners have the authority, by whatever right, to control the management of the Company.

The Series “AA” shares that may only be subscribed by Mexican investors, shall represent at all times, a percentage that may not be less than 20% (twenty percent) of the capital stock. The unrestricted Series “A” and Series “L” shares jointly may not represent more than 80% (eighty percent) of the capital stock.

Series “AA” shares may only be subscribed or acquired by individuals or corporations that are not deemed to be foreign investors pursuant to the provisions under the Foreign Investment Law.

SEVENTH. All shares shall have the same rights, within their corresponding series. Each Series “AA” and “A” common shares has the right to one vote at the General Stockholders’ Meetings. Series “L” shares only have the right to vote on matters limited as specified in these bylaws and which shall be transcribed on the share certificates. If authorized by the Board of Directors, the share certificates shall be hand-signed by any two Directors or shall bear a printed facsimile thereof. In the latter case, the original signatures shall be filed with the Section of Commerce of the corresponding Public Property and Commerce Registry. The share certificates shall be consecutively numbered and may cover one or several shares and shall have the dividend payment coupons attached. The share certificates or the provisional certificates must contain all the information required by Article one hundred twenty-five (125) of the General Corporations’ Law and also clause fifth (5th) hereof.

EIGHTH. Series “L” shares shall have the right to vote only on the following matters: transformation of the Company, merger with another Company as merged company or merger with another Company as surviving company when the merged corporation’s corporate purpose is not related or connected to those of the surviving company and the cancellation of the registration of the shares issued by the Company in the National Registry of Securities and in other foreign Stock Exchanges where they are listed.

On the basis of a resolution passed by a Special Stockholders’ Meeting called for such purpose, Series “L” shares shall be entitled to appoint up to two (2) Directors and the corresponding Alternate Directors, to sit on the Company’s Board of Directors.

Whoever is authorized therefor by the Special Stockholders’ Meeting referred to in the preceding paragraph shall inform, in writing, to the Company’s Chairman and / or Co-Chairman of the Board and / or the body determined by that Stockholders’ Meeting, the names of the persons who have been elected by Series “L” shares to act as Directors and Alternate Directors of the Board of Directors.

NINTH. Effective on the date of this deed and at the request of the corresponding stockholders, the shares comprising the Company’s Series “A” shares may be exchanged at par for Series “L” shares by delivering the former to the Company’s Treasury and by canceling them.

TENTH. Effective as of the date of issuance of the Charter of Incorporation of the Company, at the request of the holders of the shares representing Series “AA”, they may be exchanged at par value for the Series “L” shares, provided that by doing so, Series “AA” shares do not represent less than 20% (twenty percent) of the capital stock, by delivering those to the Company’s Treasury.

ELEVENTH. The Company shall carry a Stockholders’ register and shall consider as owners of shares those who are so determined therein. At the request of any interested party and subject to the required proof, the Company must record in said register the transfers that may be carried out, provided they comply with provisions under this Clause and the other applicable legal provisions.

TWELFTH. Pursuant to the terms of Article 48 of the Securities Market Law, the following is established in order to prevent the acquisition of shares, that directly or indirectly give the control of the corporation, by third parties and even by the stockholders and pursuant to the terms of Article 130 (one hundred thirty) of the General Corporations’ Law that establishes that the acquisition of shares issued by the Company, or titles or instruments issued based on those shares, or the rights on those shares, may only be carried out with the previous authorization of the Board of Directors, if the number of shares or rights on those shares to be acquired, or of rights on those shares to be acquired, in an action or succession of actions, without time limitations, or by a group of inter-related stockholders, acting together, represents 10% (ten percent) or more of the shares with voting rights issued by the Company.

For the purpose hereinabove, the person or group of persons interested in acquiring an equity interest equal or higher than ten percent (10%) of the shares with voting rights issued by the Company, shall file their written application for authorization addressed to the Chairman and the Secretary of the Company’s Board of Directors. This application shall at least include the following information: (i) the number and class of shares issued by the Company, owned by the person or group of persons who intend to carry out the acquisition; (ii) the number and class of shares subject matter of the acquisition; (iii) the identity and nationality of each one of the potential acquirers; and (iv) statement on whether the intention is to acquire a significant influence, in accordance with the definition of the term under the Securities Market Law, or the Control of the Company, in accordance with the subsequent definition of the term herein after. It is understood that the Board of Directors may request therefor the additional information it may deem necessary or convenient in order to issue a resolution.

If, in accordance with the terms of this Clause, the Board of Directors denies the authorization, it shall appoint one or more buyers of the shares and they shall pay to the interested party the price registered at the stock exchange. Therefore, if the shares are not registered in the National Securities Registry, the price to be paid shall be determined pursuant to the aforementioned Article 130 (one hundred thirty) of the General Corporations’ Law.

The Board shall issue a resolution in a period of time not long than three months, beginning on the date the corresponding application is filed or the date in which the additional information is received, as the case may be, and, in any event, it shall take the following into consideration: (i) the criteria in the best interest of the Company, its operations and its long term vision of the Company’s and its Subsidiaries’ activities; (ii) that one or more stockholders of the Company are not excluded, other than the person who wants to obtain the control of the economic benefits that, as the case may be, result from the enforcement of this Clause; and (iii) that in no way absolutely restrict the assuming Control of the Company.

The Company may not take measures that make nugatory the exercise of the patrimonial rights of the acquirer, or that contravene provisions under the Law for the mandatory acquisition public offers. Nevertheless, each one of the persons that acquires shares, titles, instruments or rights representing the capital stock of the Company, violating provisions in the paragraph herein above, are bound to pay liquidated damages to the Company for an amount equivalent to the price of all the shares, titles or instruments that represent the capital stock of the Company they directly, or indirectly hold or that have been the subject matter of a banned operation. If the operations that gave place to the acquisition of a percentage of shares, titles, instruments or rights representative of the capital stock of the Company, are higher than 10% (ten percent) of the capital stock, are done for free, the liquidated damages shall be equal to the market value of those shares, titles or instruments, provided they do not have the authorization therefor mentioned in this Clause.

While the Company maintains the shares it has issued, registered in the National Securities Registry, in the case of the transactions made through the stock exchange, the previous requirement will also be subject to the rules established, as the case may be, by the Securities Market Law or that in accordance with it are issued by the National Banking and Securities Commission. For clarity purposes, it is stated that the assignment of shares of the Company that do not imply that the same person or group of persons acting together, acquire an interest that is equal to or higher than 10% (ten percent) of the Company’s shares with voting rights and traded through the stock exchange, will not require the previous authorization of the Company’s Board of Directors.

The person or group of persons who being bound to make an acquisition public offer, do not carry it out, or who obtain the Company’s control, contravening Article 98 of the Securities Market Law, may not exercise the Company’s rights derived from the shares acquired contravening those rules, nor those that they acquire in the future when they supposedly are in violation and consequently, the resolutions made are null. the acquisition has represented all the Company’s common shares, the holders of the other series of shares, if any, will have full voting rights until the corresponding offer takes place. The acquisitions that contravene provisions under Article 98 mentioned herein above, shall be affected by relative nullity and the person or group of persons that carry them out shall be liable before the other Company’s stockholders for damages and losses caused to them by the violation of the obligations mentioned in the applicable legal provisions.

In addition, in the case of acquisitions to be made through the acquisition public offers pursuant to the Securities Market Law, the acquirers shall: (i) comply with the requirements foreseen in the regulations in effect, (ii) obtain the corresponding regulatory authorizations, and (iii) obtain the Board of Directors’ authorization for the transaction prior to the beginning of the acquisition public offer. In any event, the acquirers shall reveal at all times the existence of this prior Board of Directors’ authorization procedure to acquire any shares that imply ten percent (10%) or more of the Company’s equity representing shares.

In addition to the above, a majority of the Board of Directors’ members who have been chosen for that position before checking any event that could imply a change of Control, shall give its authorization in writing, through a resolution adopted at a Board of Directors Meeting expressly summoned for that purpose pursuant to the terms of these bylaws, so that the change of Control in the Company may take place.

The stipulations made in this Clause do not hinder in any way, and apply in addition to, the notifications, notices and / or authorizations that the potential acquirers must file or obtain pursuant to the provisions in effect.

“Control” or “To control” means the capacity of a person or group of persons to carry out any of the following actions: (i) directly or indirectly impose decisions on the General Stockholders’ Meetings or equivalent bodies, or name or remove most of the Board members, administrators or their equivalent; (ii) maintain title to the rights that directly or indirectly allow it to exercise its voting power on more than fifty percent (50%) of the capital stock; or (iii) directly or indirectly head the administration, strategy or the main Company policies, either through the ownership of securities, by contract or in any other way.

The acquisitions made contravening the previous procedure may not be registered in the Stockholders’ Registration Book of the Company.

The Board of Directors may determine if any of the individuals is acting jointly or in coordination for the regulated purposes of this Clause. If the Board of Directors adopts this resolution, the persons in question shall be considered to be a single person for the purposes of this Clause.

While the shares of the Company are registered in the National Securities Registry, pursuant to the terms of the Securities Market Law and the general provisions issued by the National Banking and Securities Commission, if the registration of the shares of the Company is canceled in that Registry, whether by request of the Company itself or resolution adopted by the National Banking and Securities Commission in accordance with the law, the Company binds itself to make an acquisition public offer pursuant to the terms of Article 108 of the Securities Market Law, that should be exclusively addressed to the stockholders or holders of the credit titles that represent those shares, that are not part of the group of persons who control the Company, (i) on the date of the requirement from the National Banking and Securities Commission if the registration is canceled by that Commission’s resolution, or (ii) on the date of the resolution adopted by the General Extraordinary Stockholders’ Meeting, in the event of its voluntary cancellation.

The Company shall deposit in a trust, for a period of at least 6 (six) months beginning on the date of the cancellation, the necessary funds to buy at the same price as the purchase public offer, the shares of the investors who were not present or did not accept the offer, if, after the purchase public offer is made and prior to the cancellation of the registration of the Company’s capital stock representative shares or other securities issued based on these actions in the National Securities Registry, the Company has not been able to acquire 100% (one hundred) percent of the capital stock paid.

The purchase public offer mentioned hereinabove shall be made at least at the higher of the following prices: (i) the quote price and (ii) the book value of the shares or certificates that represent those shares pursuant to the last quarterly report submitted to the Commission and to the Stock Exchange before the offer begins, which can be adjusted when this value has been modified in accordance with the criteria applicable to the determination of the relevant information, in which case, the most recent information the Company has together with a certificate from an officer of the Company that has the power to do so, regarding the determination of that book value.

For the purposes herein above, the quote value shall be the weighted average price based on the trading volume of the last thirty (30) days in which the shares of the Company or credit instruments that represent those shares, were traded, prior to the beginning of the offer, for a period that may not be exceed six (6) months. If the number of trading days of these shares or certificates covering those shares, during the aforementioned period is less than thirty, then the number of days they were truly traded shall be used as a basis. The book value shall be used as the basis when the shares have not been traded.

The National Banking and Securities Commission may authorize a different price when authorizing the shares’ purchase public offer intended to cancel the aforementioned registration. It will not be necessary to make the public offer if the all the stockholders’ consent to carry out the corresponding cancellation is accredited. The cancellation of the registration of Company shares in the National Securities Registry requires, asides from any other requirement stated in the Securities Market Law and other corresponding applicable provisions; (i) the previous approval from the National Banking and Securities Commission and (ii) the Extraordinary Stockholders’ Meeting resolution adopted with a minimum 95% (ninety-five percent) voting quorum of the capital stock.

The corporations controlled by this Company may not directly or indirectly acquire representative shares of the Company’s capital stock, or credit certificates that represent those shares, unless the acquisitions are made through mutual funds.

THIRTEENTH. The variable capital of the corporation may be increased or decreased without having to amend the bylaws; the only formality is that the increases or decreases are approved at the Extraordinary Stockholders’ Meeting and are registered in the corresponding minutes; it is not necessary to register the testimony of the corresponding deed in the Commerce Section of the corresponding Property and Commerce Public Registry, except in the event of the increases or decreases referred to in Article 56 of the Securities Market Law; in this event it will not be necessary to obtain authorization, or to officially register it, as mentioned herein above.

The minimum fixed capital of the Company may not be increased or decreased unless this is a resolution adopted at an Extraordinary Stockholders’ Meeting and the corresponding bylaws are amended, except when dealing with the increases or decreases mentioned in Article 56 of the Securities Market Law.

All capital increases or decreases shall be registered in the Book carried by the Company therefor.

A capital stock increase may not be decreed unless all the shares previously issued by the Company are fully subscribed and paid.

The Company may issue unsubscribed shares in order to subsequently place them amongst the public at large pursuant to the terms and conditions provided for under Article 53 of the Securities Market Law.

When the capital stock is increased, all stockholders shall enjoy preferential rights, based on the number of shares they hold of the corresponding Series’ or those made outstanding. The right granted in this paragraph shall be exercised within fifteen (15) calendar days following the day in which the corresponding resolutions are published in the Federal Official Gazette and in another major newspaper in Mexico City, Federal District. This preferential subscription right shall not be applicable to capital increases derived from the absorption or merger of one or more corporations; the conversion of debentures into shares; the placement of shares acquired by the Company that represent its capital stock, pursuant to provisions under Article 56 of the Securities Market Law and these bylaws; of the capitalization of premiums on shares, on retained earnings and reserves and other equity items; of public offers of shares pursuant to the terms of the last paragraph of Article 53 of the Securities Market Law; and in any other case where the Law allows the non-application of the right in question.

In the event that shares are not subscribed after the term expires, during which the stockholders could have enjoyed the preferential right granted to them in this Clause, the shares in question may be offered to the subscription and payment of any one pursuant to the terms and conditions determined by the Stockholders’ Meeting that decreed the capital increase, or pursuant to the terms and conditions established by the Board of Directors or the delegates appointed by the Stockholders’ Meeting for that purpose. It is understood that the price at which these shares are offered to third parties may not be less than the price at which they were offered for subscription and payment to the Company’s stockholders.

A reduction in the variable portion of the capital stock shall be made by the proportionate amortization of the shares’ series into which the capital stock is divided, by amortization of complete shares, by reimbursing them to the stockholders at the Stock Exchange value on the day in which the corresponding capital stock reduction is decreed. The stockholders shall have the right to request at the corresponding Stockholders’ Meeting, the proportional amortization of the shares in question and, if no agreement is reached for that purpose, the shares to be amortized shall be determined by draw before Notary Public or public brokers.

After the shares to be amortized have been determined, a notice shall be published in the Federal Official Gazette and in another major newspaper of Mexico City, Federal District, stating the number of shares to be withdrawn from the market and the number of share certificates that consequently have to be cancelled or, as the case may be, exchanged and the credit institution in which the amount reimbursed is deposited, and this deposit shall be available to the stockholders as of the date the notice is published, without earning any interest.

The Company may acquire the shares representing its capital stock, or credit certificates represented by these shares, and the ban established in the first paragraph of Article 134 of the General Corporations’ Law will not be enforceable, and the Company shall cover to that effect, the requirements and the other applicable provisions of those contained in Article 56 of the Securities Market Law. In order for the Company to acquire its own shares, it will be necessary that the General Ordinary Stockholders’ Meeting expressly resolves, for each fiscal year, the maximum amount of funds that may be used to buyback its own shares or credit certificates that represent these shares. The only limitation being that the sum of funds destined to that end, in no event may exceed the total balance of the net profits of the Company including the retained earnings. Assuming the acquisition is made and charged to the stockholders’ equity, the Company may hold the shares itself without having to decrease the capital stock, or rather, if the amount is charged to the capital stock, the shares will be non-subscribed shares kept at the Treasury; this does not require a Stockholders’ Meeting resolution. The shares and credit titles that are represented by these shares that belong to the Company, or as the case may be, the unsubscribed shares issued kept at the Treasury, may be placed amongst the investing public at large, and no resolution is required from the Stockholders’ Meeting or resolution of the Board of Directors. While the shares belong to the Company, they may not be represented or voted at the Stockholders’ Meetings, nor any kind of social or economic rights of may be exercised.

FOURTEENTH. The stockholders of the variable portion of the Company’s capital stock will not have the withdrawal rights referred to by Article 220 of the General Corporations’ Law.

ON GENERAL STOCKHOLDERS’ MEETINGS

FIFTEENTH. The General Stockholders’ Meeting is the Company’s supreme body, and all other bodies are subordinate to it.

SIXTEENTH. Stockholders’ Meetings shall be Ordinary or Extraordinary and they shall be held at the Company’s domicile. The Extraordinary Stockholders’ Meetings shall be those which shall discuss all matters listed in Article one hundred eighty-two (182) of the General Corporations’ Law and the cancellation of the registration of shares issued or to be issued by the Company in the National Registry of Securities or in foreign stock exchanges where the shares into which the capital stock is divided are listed, and all the others shall be Ordinary Stockholders’ Meetings. The Stockholders’ Meetings shall only discuss the items included in the Agenda.

Special Stockholders’ Meetings held by Series “L” stockholders for the purpose of electing the two members of the Board of Directors they are entitled to have, must be called annually by the Board of Directors, to be held before the General Ordinary Stockholders’ Meeting. Special Stockholders’ Meetings of Series “L” stockholders held exclusively to appoint the members of the Board of Directors they are entitled to appoint, shall be ruled by the conditions set forth in these bylaws for General Ordinary Stockholders’ Meetings summoned on second call pursuant to the terms of Clause Twenty-Three (23) of these bylaws.

SEVENTEENTH. The Ordinary Stockholders’ Meeting shall be held at least once a year, within four (4) months following the closing of the corresponding fiscal year, and asides from the items listed in the Agenda, will discuss those matters detailed in Article one hundred eighty-one (181) of the General Corporations’ Law. The General Ordinary Stockholders’ Meeting, asides from the provisions under the General Corporations’ Law, shall meet to: a) Approve the transactions that, as the case may be, the Company or the corporations it controls intend to carry out, in a fiscal year, when they represent 20% (twenty percent) or more of the consolidated assets of the Company based on figures that correspond to the immediately previous semester, regardless of the manner in which they are carried out, whether simultaneously or consecutively, but that due to their characteristics they can be deemed to be a single operation. The stockholders, owners of the shares with voting rights, even if limited or restricted, may vote in those Stockholders’ Meetings; and b) Comply with any other obligation that, as the case may be, is legally required. The Extraordinary Stockholders’ Meeting shall meet whenever it is necessary to discuss any of the matters it is responsible for, of those listed in Article one hundred eighty-two (182) of the General Corporations’ Law or the cancellation of the registration of shares issued or to be issued by the Company, in the National Securities Registry or in foreign stock exchanges in which the shares into which the capital stock is divided are listed.

EIGHTEENTH. The Stockholders’ Meetings shall be summoned by the Board of Directors, by the Chairman of the Board, or by the Co-chairman of the Board of Directors, if there is one, or by the Committees that carry out the corporate and audit functions of the Company, or by the Chairmen of those Committees, or by the Secretary of the Board of Directors, or by the judicial authorities, as the case may be. The holders of voting rights shares, even if the right is limited or restricted, that individually or jointly hold ten percent (10%) of the Company’s capital stock will have the right to request the Chairman of the Board or of the Committees that carry out those functions on corporate and audit practices, at any time, to summon a General Stockholders’ Meeting and the percentage mentioned in Article 184 of the General Corporations’ Law will not be applicable.

In addition, the stockholders that own at least one share with voting rights, will have the right to request that a Stockholders’ Meeting be summoned in the cases and terms foreseen under Article 185 of the General Corporation’s Law.

NINETEENTH. The Stockholders’ Meetings shall be called by notice published, regardless, in the Federal Official Gazette or in one of the major newspapers of Mexico City, Federal District, provided it is done at least fifteen (15) calendar days in advance to the date set for the meeting.

The Company stockholders shall have the right to have available to them, at the Company’s offices, the information and documents related to each one of the items in the Agenda of the corresponding Stockholders’ Meeting and of preventing that issues under the general or equivalent item are discussed.

TWENTIETH. The call for the Meeting must state place, date and hour of the meeting, the agenda and the signature of the person or persons calling the Meeting. If called by the Board of Directors the signature of the Secretary of the Board or the delegate appointed therefore by the Board itself, shall suffice; if called by any of the Committees that carry out the corporate and audit practices, the signature of the Chairman of the corresponding Committee or of the delegate appointed thereto by the Committee shall suffice.

TWENTY-FIRST. A Meeting may be held without prior notice, as long as all the shares with voting rights on the matters for which it was summoned are represented.

TWENTY-SECOND. The Ordinary Stockholders’ Meeting held at first call shall be considered legally called to order when at least half of the Common shares representing the capital stock are represented, and its resolutions shall be valid if they are passed by the majority vote of those present.

TWENTY-THIRD. If the Ordinary Stockholders’ Meeting cannot not be held on the date set, a second summon shall be published stating such circumstance and setting a new date, at least seven (7) calendar days after the date set for the first call, and the Stockholders’ Meeting shall pass resolutions on the items in the agenda, by majority vote, regardless of the number of shares with voting rights represented therein.

TWENTY-FOURTH. The Extraordinary Stockholders’ Meetings held at first summon, to discuss issues where Series “L” shares have no voting rights, shall be considered legally called to order if at least three fourths ( 3/4) of the common shares with voting rights on the issues to be debated, of those into which the capital stock is divided, are represented and its resolutions shall be valid if adopted by at least the majority of common shares with voting rights, of the total shares into which the capital stock is divided.

The Extraordinary Stockholders’ Meetings summoned to discuss any of the issues on which Series “L” shares are entitled to vote, shall be considered legally called to order if, at least, three fourths ( 3 /4) of the capital stock are represented and the resolutions shall be adopted by the vote of the shares representing the majority of the capital stock.

Extraordinary Stockholders’ Meetings subsequently summoned to resolve issues on which Series “L” shares have no voting rights, shall be considered legally called to order if, at least, the majority of the common shares with voting rights on the issues for which it was summoned is represented, and its resolutions shall be valid if adopted at least by the number of common shares representing the majority capital stock with voting rights on the issues for which it was called.

In subsequent summons for Extraordinary Stockholders’ Meetings, summoned to solve issues in which the Series “L” shares have voting rights, these shall be legally called to order if they are least represented by the majority of the capital stock and their resolutions shall be valid if adopted by at least the number of shares representing the aforementioned number of shares into which the capital stock is divided.

For the resolutions adopted at the Extraordinary Stockholders’ Meetings, held as a result of first or subsequent summons to discuss any issue in which Series “L” shares have voting rights, to be legally passed, besides all other requirements established in the paragraphs hereinabove, it shall be necessary that they be passed by the majority of the common Series “AA” and “A” shares into which the capital stock is divided.

For Extraordinary as well as for Special Stockholders’ Meetings, if the Stockholders’ Meeting cannot be held on the day set for the meeting, a second call may be made pursuant to the terms and conditions established in Clause Twenty third (23) of these bylaws.

Pursuant to the provisions of the last paragraph of Article 54 of the Securities Market Law, the limited or restricted voting shares will be computed to meet legally in the Stockholders’ Meetings to which their holders shall be summoned to exercise their voting right.

The stockholders holding voting rights shares, even if the rights are limited or restricted, that individually or jointly own at least 20% (twenty percent) of the capital stock may judicially oppose the General Stockholders’ Meetings resolutions, on which they have voting rights, and the percentage referred to in Article 201 of the General Corporations’ Law shall not be applicable. Except for the percentage mentioned herein above, the provisions under Articles 201 and 202 of the General Corporations’ Law shall be met in order to exercise the opposition right referred to.

TWENTY-FIFTH. For the stockholders to be entitled to attend the Meetings and to vote thereat, they must deposit their shares’ certificates or provisional certificates, as the case may be, with the Secretary of the Company, at least one (1) day prior to the Meeting and obtain the necessary admission card. They may also deposit their shares’ certificates at a Mexican or foreign credit institution or at a Mexican brokerage house and, in this event, to obtain the admission card, they must submit to the Secretary of the Company a certificate from such institution evidencing the deposit of the shares’ certificates and the obligation of the credit institution, brokerage house, or deposit institution to keep the certificates on deposit until the Board of Directors’ Secretary informs them that the Meeting has been adjourned. The Secretary of the Company shall give the stockholders an admission card stating the name of the shareholder, the number of shares deposited and the number of votes to which he is entitled by virtue of such shares.

TWENTY-SIXTH. The stockholders may be represented at the Stockholders’ Meetings by attorneys-in-fact appointed by a proxy letter, and it is understood that the Directors or the Chief Executive Officer of the Company may not exercise that mandate.

In addition to the above, individuals may represent the stockholders at the Company’s stockholders’ meetings, by accrediting their legal status with proxy given them in Forms prepared by the Company itself and made available through the intermediaries of the securities market or the Company itself, at least fifteen (15) days in advance to the day on which the Meeting will be held. These forms shall meet at least the following requirements: a) State the Company’s name and also the corresponding agenda, and b) Have space for the instructions to be given by the grantor to exercise the proxy.

The Secretary of the Board of Directors of the Company shall be bound to make sure the provisions herein above are complied with and report that to the Stockholders’ Meeting that will include it in the corresponding minutes.

The directors of the Board of Directors, the Chief Executive Officer and the individual appointed by the corporation to provide External Audit Services, may attend the Stockholders’ Meetings of the Company.

TWENTY-SEVENTH. The Meetings shall be chaired by the Chairman or Co-Chairman of the Board and, in their absence, regardless, by one of the Vice-Chairmen and in their absence, by the person appointed by the stockholders attending or represented at the Meeting. The Secretary of the Board or the Alternate Secretary shall act as such and, in their absence, the person appointed by the acting Chairman.

TWENTY-EIGHTH. At the beginning of the Meeting, whoever chairs it, shall appoint two tellers to count the shares represented thereat. These tellers shall prepare a roster with the names of the stockholders attending or represented and the number of the shares deposited by each of them in order to attend that Meeting.

TWENTY-NINTH. If at a legally convened Meeting there is not sufficient time to discuss all the matters for which it was called, it may be adjourned and continued during the following days without the need of a new notice, provided it is so resolved by the number of votes required to validly pass resolutions at that meeting, without the need to make another call.

Resolutions passed at the continued meeting shall be valid if approved by the number of votes required by these bylaws for such purposes.

The stockholders who own voting rights’ shares, even if limited or restricted, that individually or jointly hold 10% (ten percent) of the capital stock of the Company, will have the right to request that it be postponed only once, for three (3) calendar days and without having to make another call, the voting on any issue they deem themselves not to be sufficiently informed, and the percentage mentioned in Article 199 of the General Corporations’ Law shall not be applied.

THIRTIETH. Minutes of the Meeting shall be drawn up at each Stockholders’ Meeting, stating the resolutions adopted and shall be posted in the corresponding minutes book and it will suffice that it is at least signed by the Chairman or the Meeting’s Secretary, for all the corresponding purposes.

ON COMPANY MANAGEMENT

THIRTY-FIRST. The Management of the Company shall be vested in a Board of Directors and a Chief Executive Officer who will perform the functions that legally and statutorily correspond to them.

The Board of Directors shall be formed by a maximum of 21 (twenty-one) Directors, as may be determined by the Ordinary Stockholders’ Meeting of which at least 25% shall be independent pursuant to the terms foreseen in Articles 24 and 26 of the Securities Market Law.

For the selection and acceptance of Independent Directors, Article 26 of the Securities Market Law shall prevail. The independent Directors that during their term cease being so, shall report it to the Board of Directors no later than the following session of that body.

Each Director may appoint his / her Alternate Director, and it is understood that the Alternate Directors of Independent Directors shall also be independent. The Directors and Alternate Directors shall be appointed by majority vote of the common shares of Series “AA” and “A” into which the capital stock is divided and two directors and the remaining alternate directors, by the majority vote of the Series “L” capital stock shares.

The directors of the Board of Directors need not be stockholders and they shall comply with all the requirements set under the Securities Market Law. Pursuant to provisions under Section I of Article 50 of the Securities Market Law, the stockholders who own voting rights’ shares, although limited or restricted, that individually or jointly hold 10% (ten percent) of the capital stock of the Company, shall have the right to appoint or revoke a director of the Board of Directors in a General Stockholders’ Meeting.

Any stockholder or stockholders, that exercise their right to appoint a director to the Board of Directors pursuant to the terms of the paragraph hereinabove, may no longer exercise his / their voting rights to appoint Directors and their Alternate Directors that the majority has to select, and the majority will only have the right to appoint the number of missing Directors that it has to appoint. The appointment of a Director by the minority, may only be revoked by the other stockholders when in turn the appointment of all the other Directors is revoked. In this event, the persons substituted may not be appointed as such during the immediately following twelve (12) months following the revocation date.

The Directors shall be appointed for one year and will continue performing their functions even if the term for which they were appointed is ended or because he / she resigns to the position, up to thirty (30) calendar days if there is no substitute appointed or when he/she does not take office, without being subject to the provisions under Article 154 of the General Corporations’ Law.

Directors may be re-elected and will receive the remuneration determined by the General Stockholders’ Meeting.

The Board of Directors may appoint temporary Directors without the intervention of the Stockholders’ Meeting when one of the assumptions established in the previous paragraph or Article 155 of the General Corporations’ Law is updated. The Stockholders’ Meeting of the Company shall ratify those appointments or shall appoint substitute Directors in the Meeting following that event, respecting in all cases the minorities’ right foreseen under Article 50, Section I of the Securities Market Law.

THIRTY-SECOND. Neither the members of the Board of Directors nor the Alternate Directors, nor the Administrators and Managers shall provide a bond to guarantee their compliance with the responsibilities in performing their duties, except if the entity that appointed them establishes this obligation.

The stockholders that individually or jointly, have voting right shares, even if limited or restricted, that represent at least five percent (5%) or more of the capital stock may exercise the responsibility established under Article 38 of the Securities Market Law, derived from the actions referred to in Chapter II of Title II of the afore mentioned law.

Pursuant to the terms of the Securities Market Law, the responsibility that consists of indemnifying the damages and losses caused to the Company or to the corporations it controls or on which it has a significant influence, due to lack of diligence of the Directors of the Board of Directors, of the Secretary and the Alternate Secretary of that body of the Company, derived from the actions carried out or the decisions adopted at the Board, or those that are not taken since that body may not legally hold meetings, and in general due to lack of diligence, it may not exceed, in any case, in one or two occasions per fiscal year, the amount equivalent to the total of the net fees received by those Board directors or officers who received them as such from the Company, and as the case may be, of corporations controlled by it or those on which it has significant influence, during the twelve (12) months prior to the fault in question. The above, understanding that the limitation to the indemnity amount under this paragraph, shall not apply when due to bad faith or fraudulent acts, or illegal actions pursuant to the Securities Market Law and other laws.

The Company in any event shall indemnify and hold the members of the Board, the Secretary and the Alternate Secretary of that body, harmless, of any liability incurred in against third parties when appropriately performing his / her functions and shall cover the indemnity amount for the damages his / her actions cause third parties, unless these are fraudulent or bad faith actions, pursuant to the Securities Market Law and other laws.

THIRTY-THIRD. The Board of Directors shall meet at least four (4) times each fiscal year in Mexico City or in any other city in the Mexican Republic selected for that purpose, and on the dates established therefor by the Board of Directors. The members of the Board of Directors shall be called to these Meetings by the Chairman or the Co-chairman themselves or by the Secretary or Alternate Secretary of that collegiate body.

Besides the regular meetings mentioned herein above, the Board of Directors may hold extraordinary meetings. In any event, the Chairman of the Board and the Chairman or Chairmen of the Committees that carry out the corporate and audit functions, and also 25% (twenty-five percent) of the Company’s Directors may summon to a Board Meeting and include in the Agenda the items they deem pertinent; this summon shall be sent to the directors by any written mean at least five (5) calendar days in advance, and this can be done through the Board of Directors’ Secretary or Alternate Secretary.

The Company’s external auditor may be summoned to the Board of Directors’ meetings as a guest with voice and no vote, and shall abstain and not be present when discussing the items in the agenda where he / she could have a conflict of interest or that may impair his / her independence.

The Board of Directors’ Meetings shall be chaired indistinctly by the Chairman or Co-Chairman of the Board, and if they are not present indistinctly by one of the Vice-Presidents, and if they are not present by any of the Mexican directors present and appointed by the directors attending the session in question. The Secretary or the Alternate Secretary shall be the Secretary of the Board of Directors and if they are both absent, the person appointed by the Directors attending the meeting.

The call to Board of Directors’ Meetings shall include the Agenda for the corresponding Meeting. The Board of Directors shall be valid, provided the majority of its Directors is present and its resolutions shall be valid if adopted by the majority of the Directors’ votes attending the Meeting. In case of a tie, the Chairman of the Board has a deciding vote.

It is expressly established that one of the powers of the Board of Directors is to contract all kinds of debt, in all markets, in Mexico and Abroad.

THIRTY-FOURTH. The minutes shall be drawn after every Board of Directors meeting, the corresponding minutes of said meeting shall be drawn up, stating the resolutions adopted and it shall be registered in the corresponding minutes book and it shall suffice that it is at least signed by the Chairman and the Secretary at that Meeting, for all due purposes.

In accordance with the last paragraph of Article 143 (one hundred forty-three) of the General Corporations’ Law, the Board of Directors may validly adopt resolutions and it is not necessary to hold an official meeting.

The resolutions adopted off Meetings, shall be approved, in all cases, by the favorable vote of all the members of that entity or, in case of temporary or definitive absence or disability of one of them, by the favorable vote of the corresponding alternate member, in accordance with the following provisions:

I. The Chairman or the Co-Chairman or one of the Vice-Presidents, of their own initiative or at the request of any two Directors of the Board of Directors, shall inform all the Directors, or as the case may be, the Alternate Directors of the entity in question, verbally or in writing and using the mean he deems convenient, the resolutions to be adopted off Meetings and the reasons that justify them. In addition, the Chairman and Co-Chairman shall give all of them, if requested, all the documents and clarifications they require for that purpose. The Chairman or the Co-chairman or any of the Vice-presidents may be assisted by one or more members of the Board or the Committee determined by him, or by the Secretary of the Alternate Secretary, to perform the communications referred to.

II. If all the Board of Directors or as the case may be, the Alternate Directors whose vote is required, verbally tell the Chairman or the Co-Chairman or the members to help them, their consent with the resolutions that have been submitted to their consideration, shall confirm their consent in writing no later than the second (2nd) work day following the date in which they stated it in the form established in the following Section III. The written confirmation shall be sent to the Chairman or Co-Chairman or to the Secretary or Alternate Secretary by mail, e-mail, telefax, telegram or courier of by any other mean that guarantees that it will be received no later than two working days later.

III. For the purposes under Section II above, the Chairman or Co-Chairman shall send in writing to each one of the members of the entity in question, whether directly or through the persons assisting him / her, an official draft of the minutes with the agreements or resolutions to be adopted off Meeting and all other documents deemed necessary, so that, as the case may be, after the amendments needed are made, the draft of the minutes is sent again to the Chairman or Co-Chairman or the Secretary or the Alternate Secretary, duly signed at the end in acceptance, by each one of the Board Members, as the case may be.

IV. After the Chairman or Co-Chairman or the Secretary or the Alternate Secretary receive confirmations in writing from all the members of the entity in question, shall immediately post the approved minutes in the corresponding minutes book, which will have all the resolutions taken, which shall be made official with the signature of the Chairman and Secretary. The date of the minutes mentioned shall be the date in which verbal or written consent was obtained from all the members in question, even if at that time all the written confirmations have not yet been received, and which once received shall be included in a file to be carried by the Company for that purpose. In addition, this file shall have the opinions and comments in writing, as the case may be, made by the corresponding Committee, in accordance with the resolutions in the respective draft.

ON THE POWERS AND AUTHORITY OF THE BOARD OF DIRECTORS

THIRTY-FIFTH. The Board of Directors, in the first meeting held after the Stockholders’ Meeting that appointed it, is held or in any other Meeting held, shall appoint as Chairman one of its members, and may also appoint a Secretary; and he may appoint if he so deems it pertinent, a Co-Chairman, one or several Vice-Presidents, a Treasurer, an Alternate Treasurer and an Alternate Secretary and also other members of the Board of Directors that the Board deems necessary, inclusive as honorary or for life Chairman and, as the case may be, the Co-Chairman and the Vice-President or Vice-Presidents will have to be members of the Board of Directors and that the Secretary, the Treasurer, the Alternate Treasurer and the Alternate Secretary will perform the functions inherent to their corresponding positions. The temporary and definitive absence of the Chairman may be covered by the Co-Chairman, if any, and if otherwise, they will be indistinctly covered by one of the Vice-presidents, if any. All the above, notwithstanding that at any time the Board of Directors may appoint one of the Directors by at least the majority of the common shares, the Mexican Director that will sit in for the Chairman temporarily or definitively. If a Co-Chairman is appointed and is definitively absent from the meetings, the position shall be filled by the person which at the proper time and right manner is appointed by the Board of Directors. The temporary of definitive absences of the Treasurer and Secretary will be respectively covered, by an Alternate Treasurer and Alternate Secretary, if any, and if there are none, by the persons appointed by the Board of Directors; and the Board of Directors may also create committees or special commissions asides from those foreseen in the Securities Market Law and these bylaws, and shall state the powers and obligations and remuneration, as the case may be, to be received by their members. The Directors and Alternate Directors, the Chairman and Co-Chairman of the Board of Directors, the Vice-presidents, the Treasurer, the Secretary and Alternate Secretary, and the other officers of that body that have not been appointed, just because of their appointment, will not have the power to release the admission (prueba confesional), and therefore they cannot absolve positions in the name of the Company in all trials or proceedings of which it is a party. The attorneys-in-fact of the corporation to whom this has been expressly granted, will exclusively have this power.

Pursuant to the terms under Article 28 of the Securities Market Law, the Board of Directors shall take care of the following issues:

I. Set the general strategies to head the Company’s businesses and of the corporations controlled by it.

II. Monitor the management and guidance of the Company’s business and of corporations it controls, considering the relevance the latter may have on the financial, administrative and juridical situation of the Company, and also the performance of the relevant officers.

III. With the previous opinion of the competent Committee, approve:

a)	The policies and guidelines for the use and enjoyment of the goods integrating the net worth of the Company and of the corporations it controls, by related parties.

b)	Each of the individual operations, to be carried out by the Company or the corporations it controls with related parties.

The operations listed herein below do not need approval from the Board of Directors, provided they comply with the policies and guidelines approved therefor by the Board.

1. The operations that due to their amount lack relevance for the Company or corporations it controls.

2. The operations carried out between the Company and the corporations it controls or on which it has significant influence or amongst any of them, provided that:

i)	They are of its ordinary and normal line of business.

ii)	They are considered to be made at market prices or are supported by appraisals made by expert external agents.

3. The operations made with employees, are always carried out under the same conditions as with any customer or as a result of general labor fringe benefits.

c) That the operations carried out, either simultaneously of successively, and that due to their characteristics can be deemed to be a single operation and supposedly is to be carried out by the Company or the corporations it controls, during a fiscal year, when they are unusual or non-recurrent, or their amount represents, based on the figures corresponding to the closing of the immediately previous quarter, in any of the following assumptions:

1) The acquisition or sale of goods of equal or higher than 5% (five percent) value of the consolidated assets of the Company.

2) The granting of guarantees or the assumption of liabilities for a total amount equal or higher than 5% (five percent) of the consolidated assets of the Company.

The investments in debt securities or in banking instruments are excluded provided they are made in accordance with the policies approved therefor by the Board itself.

d) Appointment, election and as the case may be, removal of the Company’s Chief Executive Officer and his integral salary, as well as the policies for the appointment and integral compensation of the other relevant officers.

e) The policies to grant mutual, loans or any kind of credits or guarantees to related parties.

f) The waivers for a Director, relevant officer or person with command power, benefits from the business opportunities for himself or third parties, that correspond to the Company or to the corporations it controls or on which it has a significant influence. The waivers for transactions which amount is less than the one mentioned in paragraph c) of this Clause, may be delegated to one of the Company’s Committees in charge of the audit or corporate practice functions.

g) The guidelines on internal control and internal audit of the Company and of the corporations it controls.

h) The accounting policies of the Company, abiding by the accounting principles acknowledged or issued by the National Banking and Securities Commission through general provisions.

i) The financial statements of the Company.

j) Contracting of the firm that provides the External Audit services and, as the case may be, of additional or supplementary services to those of the External Audit.

When the resolutions of the Board of Directors are not in agreement with the opinions provided by the corresponding Committee, the aforementioned Committee shall tell the Chief Executive Officer to disclose that circumstance to the investing public, through the stock exchange in which the Company’s shares or credit titles representing them are listed, adapting to the terms and conditions that stock exchange establishes in its internal regulations.

IV. Submit to the General Stockholders’ Meeting held due to the closing of the fiscal year:

a) The reports mentioned in Article 43 of the Securities Market Law.

b) The report that the General Director prepares in accordance with what is stated in Article 44, Section XI of the aforementioned Securities Market Law, accompanied by the external auditor’s opinion.

c) The opinion of the Board of Directors on the content of the Chief Executive Officer’s report referred to in the paragraph herein above.

d) The report mentioned in Article 172, paragraph b) of the General Corporations’ Law that has the main accounting and information policies and criteria used to prepare the financial information.

e) The report on the operations and activities it intervened pursuant to the Securities Market Law.

V. Follow up on the main risks the Company and corporations it controls are exposed to, identified with the information basis presented by the Committees, the Chief Executive Officer and the firm that provides the external audit services, and also to the accounting, internal control, internal audit, registration, filing or information systems of the former and the latter, which can be carried out through the Committee that carries out the audit functions.

VI. Approve the information and communication policies with the stockholders and the market and also with the Directors and relevant officers, in order to comply with the Securities Market Law.

VII. Determine the corresponding actions in order to solve the irregularities it is aware of and implement the corresponding corrective measures.

VIII. Grant powers to the Chief Executive Officer and establish the terms and conditions to which he should adjust in exercising the powers on acts of domain.

IX. Order the Chief Executive Officer to disclose to the public the relevant events he is aware of. The above, notwithstanding the obligation of the Chief Executive Officer referred to in Article 44, Section V of the Securities Market Law.

X. The others established by the Securities Market Law or foreseen in these bylaws or those assigned by the Corporation’s General Stockholders’ Meeting.

The Board of Directors shall be responsible for monitoring compliance with the resolutions adopted by the Stockholders’ Meetings.

THIRTY-SIXTH. The Board of Directors shall have the broadest powers for the management of the Company’s businesses, and a very broad power for lawsuits and collections, to manage assets and to exercise acts of domain, without limitations, namely, with all the general and special powers that require a special clause in accordance with the law, pursuant to the first three (3) paragraphs of Article two thousand five hundred fifty-four (2554) of the Federal District Civil Code, and the corresponding Articles of the Federal Civil Code and the corresponding Civil Codes of all the States in the Mexican Republic; including the powers listed in Article two thousand five hundred eighty-seven (2587) of the same ruling and the corresponding Articles. Without limitations, the following powers are expressly given to it:

I.	Represent the Company before all kinds of Federal, State or Local authorities; represent the Company before all kinds of national or foreign individuals or corporations; represent the Company before Federal or Local Conciliation Boards and Federal or Local Conciliation and Arbitrage Boards, with express powers for all issues under Sections II and III of Article 692 of the Federal Labor Law, in accordance with Articles 786 and 876 of the same Law; and therefore it is expressly empowered to absolve and articulate positions in the name of and on behalf of the Company, conciliate, agree upon, establish conventions and file claims and lawsuits, file and drop all kinds of trials and remedies, even the “amparo” (constitutional relief), whether judicial, administrative or any other that may engage in labor disputes; file “amparo” lawsuits and, as the case may be, drop the cases, and grant pardon as the case may be; file claims and become an assistant to the Attorney’s Office; drop the case, settle, bind in arbiters; absolve and articulate positions; recuse and receive payments.

II.	Grant, subscribe, endorse and guarantee all kinds of credit instruments.

III.	Appoint the relevant officers, employees, managers and proxies of the Company, determined by the Board of Directors to who, as the case may be, shall determine their duties, obligations and remuneration.

IV.	Establish or close offices, branches or agencies.

V.	Acquire shares, equity interests and securities issued by third parties and exercise voting rights on such shares or equity interests of other corporations.

VI.	Enter, amend, terminate and rescind contracts.

VII.	Accept mandates in the Company’s name from Mexican or foreign individuals or corporations.

VIII.	Open bank accounts and withdraw deposits from them and appoint the persons authorized to use the corporate signature, to deposit in those bank accounts and withdraw deposits from them, pursuant to limitations established by the Board of Directors.

IX.	Create real and property guarantees and fiduciary seizures to guarantee corporate liabilities and become a joint and several debtor and guarantor and in general terms, bound to comply with third parties’ liabilities and establish real guarantees and fiduciary forfeiture to assure compliance with these liabilities.

X.

Award, substitute, and delegate general and special powers for all acts of domain, which shall be granted to be exercised jointly by at least two individuals and award, substitute, and delegate general and special powers for acts of administration and for claims and collections, to be exercised jointly and severally, as determined by the Board itself, and revoke powers; provided the Board is not totally substituted in its functions; and the Board may in turn totally or partially transmit to the third parties to whom it grants them, the powers to award, substitute, and delegate the powers included in this paragraph, under the form and terms it may deem convenient, provided that this does not totally substitute the Board in its functions.

XI.	Grant powers to award, subscribe, endorse and guarantee all kinds of credit instruments, being it understood that the power to endorse credit instruments shall always be granted and shall be exercised jointly by at least two (2) persons.

XII.	Summon Stockholders’ Meetings and execute the resolutions adopted in the meetings.

XIII.	Enter any and all legal acts and adopt any and all resolutions that may be necessary or convenient to attain the social purpose.

ON THE CHAIRMAN, THE CO-CHAIRMAN AND THE VICE-PRESIDENTS

THIRTY-SEVENTH. The Chairman of the Board of Directors shall be selected from amongst the Mexican Directors appointed by at least the majority of the common shares, and will enjoy the powers granted him by the Board of Directors or by the Stockholders’ Meeting of the Company, these bylaws in effect and the Law, and without limitations, will chair the Stockholders and Board of Directors’ Meetings, shall be the Board representative, and shall sign, together with at least the Secretary, the minutes of the Stockholders’ Meetings and of the Board of Directors’ Meetings he chairs. The Chairman of the Board will have a deciding vote in there is a tie. The Co-Chairman shall be selected from amongst the Directors appointed by at least the majority of the common shares, and shall have the same powers as the Chairman, except for those powers that the Board of Directors and the Stockholders’ Meetings, the bylaws in effect and the Law reserve for the Chairman. He shall also sit in for the temporary or definitive absences of the Board of Directors’ Chairman in the order and under the terms established in Clause Thirty-Fifth of these bylaws. The Vice-President or Vice-Presidents shall be selected from amongst the Mexican Directors appointed by at least the majority of the common shares. If the Chairman of the Board is temporarily or definitively absent, and if no Co-Chairman has been appointed, the functions of the former shall be carried out with the same powers, indistinctly by one of the Vice-Presidents in the order and pursuant to the terms established in these bylaws.

ON THE SECRETARY OF THE BOARD OF DIRECTORS AND ON THE TREASURER

THIRTY-EIGHTH. The Treasurer shall have the powers given to him by the Board of Directors or the Company’s Stockholders’ Meeting, these bylaws and the law, and without limitations he shall make sure that the minutes’ books are kept, and all the minutes of the Stockholders’ Meetings will be recorded in one of them and in the other all the Board of Directors’ minutes, and shall sign together with at least the Chairman, the minutes corresponding to the General Stockholders’ Meetings and Board Meetings in which he acted as Secretary. If he is absent, the Alternate Secretary, if any, will take his place and if there is none, by a person appointed by the Board.

The Treasurer will have all the attributions given to him / her by the Board of Directors, and if absent he / she may be replaced by the Alternate Treasurer and if there is none, by the person appointed by the Board.

ON THE CHIEF EXECUTIVE OFFICER

THIRTY-NINTH. The management, guidance and execution of the Company and the corporations it controls business functions, shall be the responsibility of the Chief Executive Officer, pursuant to the terms established in Article 44 of the Securities Market Law, therefor abiding by the strategies, policies and guidelines approved by the Board of Directors.

The Board of Directors shall give the Chief Executive Officer the powers necessary or convenient to comply with his functions and shall establish the terms and conditions he shall abide by.

Notwithstanding what has been stated herein above, the Chief Executive Officer shall:

I. Submit to the approval of the Board of Directors the business strategies of the Company and corporations it controls, based on the information provided by the latter.

II. Comply with the resolutions of the General Stockholders’ Meetings and of the Board of Directors, pursuant to the instructions that, as the case may be, are given by the Stockholders’ Meeting or the aforementioned Board of Directors.

III. Propose to the Committee that performs the audit functions, the guidelines of the internal control and the internal audit of the Company and corporations it controls, and also to execute the guidelines approved therefor by the Board of Directors of the aforementioned Company.

IV. Subscribe the Company’s relevant information together with the relevant officers in charge of its preparation in their area of competence.

V. Disseminate relevant information and events that should be disclosed to the public, abiding by the provisions in the Securities Market Law.

VI. Comply with provisions related to carrying out transactions to acquire and place the Company’s own shares.

VII. Exercise directly or through an empowered delegate, in his area of competence or by instructions from the Board of Directors, applicable corrective and responsibility actions.

VIII. Verify that, as the case may be, the capital contributions made by stockholders, are made.

IX. Comply with the legal and statutory requirements established on dividends to be distributed to the Stockholders.

X. Make sure that the accounting, registration, filing or information systems of the Company are maintained.

XI. Prepare and submit to the Board of Directors the report referred to in Article 172 of the General Corporations’ Law, except for what is stated in paragraph b) of this rule.

XII. Establish the mechanisms and internal controls that will allow him to verify that the actions and operations of the Company or corporations it controls, have complied with the applicable standard, and also to follow up on the results of these mechanisms and internal controls and adopt the necessary measures, as the case may be.

XIII. Exercise the responsibility actions referred to by the Securities Market Law against related or third parties that supposedly could have damaged the Company or the corporations it controls or on which it has significant influence, except that by determination of the Company’s Board of Directors and previous opinion of the Committee in charge of the audit functions, the damage caused was not relevant.

XIV. Exercise the other functions established by the Securities Market Law or foreseen in these bylaws or that are entrusted to him by the Stockholders’ Meeting or the Board of Directors of the Company pursuant to the functions assigned to it by this legal rule.

ON THE SURVEILLANCE OF THE COMPANY AND OF THE COMMITTEE

OR COMMITTEES WITH CORPORATE AND AUDIT PRACTICES

FORTIETH. The surveillance of management, direction and execution of the business of the Company and the corporations it controls, considering the relevance the latter may play in the financial, administrative and juridical situation of the former, shall be carried out by the Board of Directors through the Committees it creates to carry out corporate and audit practices activities, and also through the firm that makes the external audit of the Company, each one of them in the area of their respective competence, pursuant to what has been established in the Securities Market Law.

Pursuant to provisions under Article 41 of the Securities Market Law, the Company shall not be subject to provisions under Article 91, Section V of the General Corporations’ Law, nor will Articles 164 through 171, 172, last paragraph, 173 and 176 of the latter law, and therefore, in a general manner, the Company shall not have one or several Statutory Auditors, nor will the legal provisions related to its appointment of the performance of its functions be applied.

FORTY-FIRST. The Board of Directors, in performing the duties given to it by the Securities Market Law, will have the assistance of one or more Committees established therefor. The Committee or Committees that carry out the activities on corporate and audit practices referred to in the Securities Market Law, shall be formed exclusively with Independent Directors and a minimum of three (3) members appointed by the Board itself, at the proposal of the Chairman of that entity, and shall be applicable in its integration in accordance with Article 25 of the Securities Market Law.

When for any reason the minimum number of committee members is not present to carry out the audit functions and the Board of Directors has not appointed temporary directors in accordance with Article 24 of the Securities Market Law, any and all stockholders may request the Chairman of that Board to summon, within three (3) calendar days, the General Stockholders’ Meeting so that it makes the corresponding appointments. If the summon is not made in the period mentioned, any stockholder may go before the judicial authorities of the Company’s address, so that it makes the summon. If the Stockholders’ Meeting does not meet or if does not make the appointment at the meeting, the judicial authorities of the Company’s address, at the request and proposal of any stockholder, shall appoint the corresponding directors, who will be in office until the General Stockholders’ Meeting makes the definitive appointments.

The Board of Directors, in performing its surveillance activities, will be assisted by the Committee or Committees in charge of performing their activities on corporate and audit functions as foreseen under Article 42 of the Securities Market Law. The Committee or Committees mentioned may also carry out the other activities on those issues established by the Law or foreseen in these bylaws or that the Board of Directors entrusts to it or them. The Board of Directors may assign, as the case may be, additional functions on other issues to the Committees referred to in this Clause.

The Committees’ Chairmen who exercise their corporate and audit functions shall be appointed and / or removed from their position exclusively by the General Stockholders’ Meeting. Those chairmen may not chair the Board of Directors and shall be selected due to their experience on their renown capacity and their professional prestige. In addition, they shall prepare an annual report on the activities that correspond to those entities and shall submit it to the Board of Directors; namely, pursuant to Article 43 of the Securities Market Law.

In order to prepare the reports mentioned herein above, and also the opinions mentioned in Article 42 of the Securities Market Law, the Committees with corporate and audit functions shall listen to the relevant directors and if there is a difference of opinion with the latter, they shall incorporate those differences in the aforementioned reports and opinions.

The Committees with corporate and audit functions may meet when they deem it convenient, and they may be summoned by their Chairman, Secretary or the Alternate Secretary of the Company.

In holding the ordinary and extraordinary Committee meetings mentioned herein above, it is necessary to have the presence of the majority of its members and the decisions shall be adopted by the favorable vote of most of the members present.

ON THE FISCAL YEARS AND THE ANNUAL DOCUMENTATION

TO THE STOCKHOLDERS’ MEETING

FORTY-SECOND. The fiscal years shall last twelve months and shall run from January first through December thirty-first of each year.

FORTY-THIRD. Pursuant to provisions under Section IV of Article 28 of the Securities Market Law, the Board of Directors shall submit the following to the General Stockholders’ Meeting held due to the closing of the fiscal year:

a) The report of the chairman or chairmen of the Committees with corporate and audit functions, referred to under Article 43 of the Securities Market Law.

b) The report prepared by the Chief Executive Officer in accordance with provisions under Article 44, Section XI of the Securities Market Law, together with the External Auditor’s opinion.

c) The Board of Directors opinion on the content of the Chief Executive Officer’s report referred to in the previous paragraph.

d) Report of the Board of directors referred to under Article 172, paragraph b) of the General Corporations’ Law that has the main policies and accounting and information criteria followed to prepare the financial information.

e) The report on the transactions and activities in which the Board of Directors participated in accordance with the Securities Market Law.

ON THE RESERVE FUND AND METHOD TO DISTRIBUTE PROFITS

FOURTY-FOURTH. The net income reported in the financial statements, or as the case may be, after it has been approved by the Annual Ordinary Stockholders’ Meeting shall be distributed as follows:

a)	In the first place five percent (5%) is set aside to create or recreate a legal reserve fund, until it represents an amount equal to one fifth ( 1/5) of the capital stock.

b)	Subsequently the amount determined by the General Stockholders’ Meeting, as the case may be, shall be set aside to create the extraordinary, special or additional funds deemed convenient.

c)	The amounts agreed upon by the Stockholders’ Meeting shall be set aside to create or increase general or special reserves.

d)	The remaining profits may be distributed as dividends to the stockholders, proportionately to the number of shares they own, and which form the capital stock.

Dividends shall be paid in exchange for the corresponding coupons, unless the Stockholders’ Meeting resolves other means of verification. The dividends not collected in five years counted as of the date in which the corresponding payment is to be made, shall prescribe in favor of the Company.

If there are losses, they shall be borne by the stockholders proportionately to the corresponding number of shares they own, but the liability of the stockholders shall always be limited to the amounts they have subscribed, and no additional payment can be demanded from them.

ON THE CAUSES FOR DISSOLUTION

FORTY-FIFTH. The Company shall be dissolved:

I.	By expiration of the duration term established in this deed.

II.	Impossibility to continue to carry out the main Corporate purpose.

III.	By resolution of the stockholders adopted in accordance with these bylaws and the law.

IV.	Because there are less than two stockholders, which is the minimum required by law.

V.	Due to losses of two thirds ( 2/3) of the capital stock.

ON THE BASIS FOR LIQUIDATION

OF THE FOUNDING PARTNERS AND GENERAL PROVISIONS

FORTY-SIXTH. Once the dissolution has been agreed upon, the Company shall be liquidated and the Extraordinary Stockholders’ Meeting, by majority vote of common shares, shall appoint one or several liquidators, who shall be the Company’s representatives, and shall have the powers and obligations established under Article two hundred forty-two (242) of the General Corporations’ Law. In due time, they must proceed to distribute the remainder amongst the stockholders in accordance with Articles two hundred forty-seven (247) and two hundred forty-eight (248) of the Law.

FORTY-SEVENTH. The founding stockholders shall have no rights reserved for them.

FORTY-EIGHTH. While the Company’s shares are registered in the National Securities Registry, they shall be subject to the special provisions under the Securities Market Law and, in what is not foreseen by it, to provisions under the General Corporations’ Law.

FORTY-NINTH. Any dispute that may arise from the granting, interpretation and compliance with these bylaws, of which the Company is part, shall be submitted to the Federal Courts of the United Mexican States. Therefore, in case of a dispute between the Company and its stockholders, or between the stockholders due to Corporate issues, the former and the latter expressly subject themselves to the applicable laws and the jurisdiction of the competent courts of Mexico City, Federal District and waive the jurisdiction that they could have based on their present or future address.